Exhibit 99.1

TIVITY HEALTH DELIVERS STRONG FOURTH QUARTER AND FULL YEAR 2021 RESULTS

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2021 TOTAL SILVERSNEAKERS VISITS GROW BY 30% TO 61.9 MILLION

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EXECUTING ON STRATEGY WITH LAUNCH OF MENTAL ENRICHMENT AND SOCIAL ENGAGEMENT SOLUTIONS

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EXPECTS GROWTH IN REVENUE, EARNINGS AND CASH FLOW IN 2022

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NASHVILLE, Tenn. (February 24, 2022) - Tivity Health, Inc. (Nasdaq:TVTY) (the “Company”), a leading provider of healthy life-changing solutions, including SilverSneakers®, today announced financial results for the fourth quarter and year ended December 31, 2021.

Richard Ashworth, President and Chief Executive Officer, commented, “We are pleased with our financial and operational performance in 2021 supported by strength in both in-person visits and our virtual fitness offerings.  Our new mental enrichment and social connection programs for SilverSneakers members are further evidence of our ability to deliver on our strategic roadmap to offer members additional, more personalized pathways to happier, healthier, more connected lives. We are excited about our growth prospects in 2022 as we anticipate an increase in eligible lives and further momentum across our in-person fitness and digital initiatives – all supported by our leading SilverSneakers brand, strong customer relationships, commitment to innovation, and world-class team.”

Fourth Quarter and Full Year Financial Highlights

•	Revenue from continuing operations increased 26.0% in the fourth quarter of 2021 to $126.8 million, compared to the prior year;
•	Revenue from continuing operations increased 9.9% in 2021 to $481.3 million, compared to the prior year;
•	Income from continuing operations increased 88.8% in 2021 to $107.4 million for 2021, compared to the prior year;
•	Adjusted EBITDA from continuing operations increased 6.8% in 2021 to $158.1 million for 2021, compared to the prior year; and
•	The Company ended the year with cash on hand of $60.1 million and a leverage ratio of 1.94x, as calculated under its credit agreement, compared to 2.36x as of December 31, 2020.

Strategic and Operational Updates

•	In-person visits totaled 58.4 million for 2021, compared to 46.0 million in the prior year, and 16.5 million for the fourth quarter of 2021, compared to 9.3 million in the prior year;

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

•	Virtual visits were 3.4 million in 2021, an increase of over 100% compared to the prior year;
•	Virtual fitness new member activation continued to accelerate, with 48% of participants in 2021 being new to SilverSneakers;
•	New credit facilities in June 2021 increased the Company’s financial flexibility; and
•	The Company’s Board of Directors authorized a $100 million share repurchase program in September 2021.

Fourth Quarter and Full Year 2021 Financial Information

Dollars in millions, except per-share data

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Revenues from Continuing Operations	$126.8	$100.6	$481.3	$437.7
Income from Continuing Operations (1)	($25.0)	$14.6	$107.4	$56.9
Income from Continuing Operations Margin (1)	(19.7%)	14.6%	22.3%	13.0%
Adjusted EBITDA from Continuing Operations (2)	$34.9	$35.4	$158.1	$148.1
Adjusted EBITDA from Continuing Operations Margin (2)	27.5%	35.2%	32.8%	33.8%
Diluted Earnings Per Share from Continuing Operations (1)	($0.50)	$0.29	$2.13	$1.16
Adjusted Diluted Earnings Per Share from Continuing Operations (2)	$0.30	$0.39	$1.60	$1.46
Cash Flows from Operating Activities – former Healthcare segment (3)	$21.9	$8.4	$87.1	$93.4
Free Cash Flow – former Healthcare segment (2) (3)	$12.1	$5.8	$68.4	$83.2

(1)

Results for the three months ended December 31, 2021 include an unrealized loss of $41.4 million related to the Company’s equity ownership in Sharecare. Results for the year ended December 31, 2021 include unrealized and realized gains of $39.2 million and $2.5 million, respectively, related to the Company’s equity ownership in Sharecare.

(2)

Adjusted EBITDA from continuing operations, adjusted EBITDA from continuing operations margin, adjusted earnings per diluted share from continuing operations, and free cash flow are non-GAAP financial measures. See pages 10-14 for a reconciliation of non-GAAP financial measures.

(3)	For comparability, figures for 2020 represent cash flows from the Company’s former Healthcare segment.

Revenues in the fourth quarter of 2021 of $126.8 million increased by $26.2 million, or approximately 26%, compared to the fourth quarter of 2020, primarily due to continued recovery from the COVID-19 pandemic. SilverSneakers revenue of $96.4 million increased by $22.2 million primarily due to an increase in revenue-generating visits, and Prime Fitness revenue of $24.1 million increased by $2.6 million.

Income (loss) from continuing operations for the fourth quarter of 2021 was ($25.0) million, a decrease of $39.7 million compared to the fourth quarter of 2020.  The results for the fourth quarter of 2021 reflect non-cash unrealized losses of $41.4 million related to the Company’s equity ownership in Sharecare, based on fluctuations in Sharecare’s stock price.

Adjusted EBITDA from continuing operations was $34.9 million for the fourth quarter of 2021, or 27.5% of revenues, compared to $35.4 million for the fourth quarter of 2020, or 35.2% of revenues.  The decrease in adjusted EBITDA as a percentage of revenues is primarily due to a lower mix of revenues from per-member-per-month fees for SilverSneakers coupled with an increase in fitness location visit costs for SilverSneakers and Prime Fitness due to an increase in participation levels.

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

As of December 31, 2021 net debt (total debt less cash and cash equivalents) was $320.4 million, resulting in a net leverage ratio of 1.94. The Company’s next quarterly mandatory debt amortization payment of $1 million is due in March 2023. During the fourth quarter of 2021, the Company repurchased approximately 30,000 shares of its common stock.

2022 Financial Guidance

Tivity Health announced today the following financial guidance for continuing operations for fiscal 2022:

Dollars in millions, except per-share data
Year Ending December 31, 2022

Revenues	$540 - $580
Income from Continuing Operations (1)	$86.6 - $90.3
Adjusted EBITDA (2)	$161 - $166
Depreciation Expense	Approximately $14
Interest Expense	Approximately $27, including $3 non-cash
Effective Tax Rate	Approximately 26%
Weighted Average Diluted Shares Outstanding (1)	50.5 million – 51.0 million
Earnings per Diluted Share (1)	$1.70 - $1.79
Adjusted Earnings per Diluted Share (1) (2)	$1.75 - $1.84
Cash Flows from Operating Activities (1)	$102 - $107
Free Cash Flow (2)	$77 - $87
Capital Expenditures	$15 - $20

Tivity Health’s detailed guidance considerations for 2022 are available in the supplemental information posted on the Company’s website at http://investors.tivityhealth.com.

(1)

2022 guidance excludes the impact of (i) unrealized gains or losses related to changes in the fair value of the Company’s equity ownership in Sharecare, (ii) any potential disposition of the Company’s equity ownership in Sharecare, (iii) unrealized gains or losses related to certain interest rate swap agreements that do not qualify for hedge accounting treatment, and (iv) any potential share repurchases made by the Company.

(2)

Adjusted EBITDA, adjusted earnings per diluted share, and free cash flow are non-GAAP financial measures. Free cash flow guidance excludes any impact from proceeds from the potential sale of equity securities.  See pages 10-14 for a reconciliation of non-GAAP financial measures.

Conference Call

Tivity Health will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time.  Investors will have the opportunity to listen to the conference call live by dialing 844-200-6205 or 929-526-1599 for international callers, and referencing code 065359 or over the Internet by going to www.tivityhealth.com and clicking “Investors” at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 866-

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

813-9403 or +44 204-525-0658 for international callers, code 699266, and the replay will also be available on the Company's web site for the next 7 days.

About Tivity Health

Tivity Health® Inc. (Nasdaq: TVTY) is a leading provider of healthy life-changing solutions, including SilverSneakers®, Prime® Fitness and WholeHealth Living®. We help adults improve their health and support them on life’s journey by providing access to in-person and virtual physical activity, social, and mental enrichment programs, as well as a full suite of physical medicine and integrative health services. We continue to enhance the way we direct members along their journey to better health by delivering an insights-driven, personalized, interactive experience. Our suite of services support health plans nationwide as they seek to reduce costs and improve health outcomes. At Tivity Health, we deliver the resources members need to live healthier, happier, more connected lives. Learn more at www.tivityhealth.com.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Reconciliations of certain of these non-GAAP measures to the comparable GAAP measures are included on pages 10-14.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that are “forward-looking” statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon current expectations and include all statements that are not historical statements of fact and those regarding the intent, belief or expectations, including, without limitation, statements that are accompanied by words such as “will,” “expect,” “outlook,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “would,” “target,” or other similar words, phrases or expressions and variations or negatives of these words. These forward-looking statements include, but are not limited to, the Company’s statements regarding its future financial performance and financial condition. Readers of this press release should understand that these statements are not guarantees of performance or results. Many risks and uncertainties could affect actual results and cause them to vary materially from the forward-looking statements.

These risks and uncertainties include, among other things: impacts from the COVID-19 pandemic (including the response of governmental authorities to combat and contain the pandemic; the development, availability, distribution, and effectiveness of vaccines and treatments, and public confidence in such vaccines and treatments; the closure of fitness centers in the Company’s national network (or operational restrictions imposed on such fitness centers), reclosures, and potential additional reclosures or restrictions as a result of surges in positive COVID-19 cases) on the Company’s business, operations or liquidity; the risks associated with changes in macroeconomic conditions (including the impacts of any recession or changes in consumer spending resulting from the COVID-19 pandemic), widespread epidemics, pandemics (such as the current COVID-19 pandemic, including variant strains of COVID-19) or other outbreaks of disease, geopolitical turmoil, and the continuing threat of domestic or international terrorism; the Company’s ability to collect accounts receivable from its customers and amounts due under its sublease agreements; the market’s acceptance of the Company’s new products and services; the Company’s ability to develop and implement

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

effective strategies and to anticipate and respond to strategic changes, opportunities, and emerging trends in its industry and/or business, as well as to accurately forecast the related impact on its revenues and earnings; the impact of any impairment of the Company’s goodwill, intangible assets, or other long-term assets; changes in fair value of the Company’s equity ownership in Sharecare and the expected timing and amount of cash proceeds from any potential disposition of this holding; the expected timing, amount, and impact of any share repurchases made by the Company; the Company’s ability to attract, hire, or retain key personnel or other qualified employees and to control labor costs; the Company’s ability to effectively compete against other entities, whose financial, research, staff, and marketing resources may exceed the Company’s resources; the impact of legal proceedings involving the Company and/or its subsidiaries, products, or services, including any claims related to intellectual property rights, as well as the Company’s ability to maintain insurance coverage with respect to such legal proceedings and claims on terms that would be favorable to the Company; the impact of severe or adverse weather conditions, the current COVID-19 pandemic (including variant strains of COVID-19), and the potential emergence of additional health pandemics or infectious disease outbreaks on member participation in the Company’s programs; the risks associated with the Company deriving a significant concentration of its revenues from a limited number of our customers, many of whom are health plans; the Company’s ability and/or the ability of its customers to enroll participants and to accurately forecast their level of enrollment and participation in its programs in a manner and within the timeframe it anticipates; the Company’s ability to sign, renew and/or maintain contracts with its customers and/or its fitness partner locations under existing terms or to restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the ability of the Company’s health plan customers to maintain the number of covered lives enrolled in those health plans during the terms of the Company’s agreements; the Company’s ability to add and/or retain active subscribers in its Prime Fitness program; the impact of any changes in tax rates, enactment of new tax laws, revisions of tax regulations, or any claims or litigation with taxing authorities; the impact of a reduction in Medicare Advantage health plan reimbursement rates or changes in plan design; the impact of any new or proposed legislation, regulations and interpretations relating to Medicare, Medicare Advantage, Medicare Supplement and privacy and security laws; the impact of healthcare reform on the Company’s business; the risks associated with increased focus from investors and other stakeholders regarding ESG practices, which could result in additional costs, regulation, or risks and adversely impact the Company’s reputation, employee recruiting and retention, and willingness of customers and suppliers to do business with the Company; the risks associated with potential failures of the Company’s information systems or those of its third-party vendors, including as a result of telecommuting issues associated with personnel working remotely, which may include a failure to execute on policies and processes in a work-from-home or remote model; the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions of the Company’s information systems or those of third-party vendors or other service providers, including those risks that result from the increase in personnel working remotely, which may result in unauthorized access by third parties, loss, misappropriation, disclosure or corruption of customer, employee or our information, or other data subject to privacy laws and may lead to a disruption in the Company’s business, costs to modify, enhance, or remediate its cybersecurity measures, enforcement actions, fines or litigation against the Company, or damage to its business reputation; the risks associated with changes to traditional office-centered business processes and/or conducting operations out of the office in a work-from-home or remote model by the Company or its third-party vendors during adverse situations (e.g., during a crisis, disaster, or pandemic), which may result in additional costs and/or may negatively impact productivity and cause other disruptions to the Company’s business; the Company’s ability to enforce its intellectual

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

property rights; the risk that the Company’s indebtedness may limit its ability to adapt to changes in the economy or market conditions, expose it to interest rate risk for the variable rate indebtedness and require a substantial portion of cash flows from operations to be dedicated to the payment of indebtedness; the Company’s ability to service its debt, make principal and interest payments as those payments become due, and remain in compliance with its debt covenants; the Company’s ability to obtain adequate financing to provide the capital that may be necessary to support its current or future operations; counterparty risk associated with the Company’s interest rate swap agreements and changes in fair value of certain interest rate swap agreements that no longer qualify for hedge accounting treatment; and other risks detailed in the Company’s filings with the Securities and Exchange Commission.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s filings with the SEC. Except as required by law, the Company undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Investor Relations Contact:

Matt Milanovich, VP, Investor Relations and FP&A; (602) 562-2595; matt.milanovich@tivityhealth.com

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

TIVITY HEALTH, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2021	December 31, 2020

Current assets:
Cash and cash equivalents	$60,132	$100,385
Accounts receivable, net	62,730	25,981
Prepaid expenses	6,465	5,556
Income taxes receivable	3,095	10,996
Investment in equity securities	49,746	—
Other current assets	13,733	11,336
Total current assets	195,901	154,254

Property and equipment, net of accumulated depreciation of $44,229 and $38,188 respectively	25,247	20,959
Right-of-use assets	10,695	18,139
Long-term deferred tax asset	—	3,601
Intangible assets, net	29,049	29,049
Goodwill, net	334,680	334,680
Investment in equity securities, long-term	—	10,773
Other assets	2,969	7,528
Total assets	$598,541	$578,983

Current liabilities:
Accounts payable	$25,325	$19,741
Accrued salaries and benefits	11,825	8,949
Accrued liabilities	28,270	18,424
Deferred revenue	3,371	4,460
Current portion of long-term debt	—	7,456
Current portion of lease liabilities	8,007	8,052
Current portion of other long-term liabilities	10,625	14,753
Total current liabilities	87,423	81,835

Long-term debt	380,504	459,250
Long-term lease liabilities	3,487	11,494
Long-term deferred tax liability	3,183	—
Other long-term liabilities	5,037	22,748

Commitments and contingent liabilities

Stockholders' equity:
Preferred stock $.001 par value, 5,000,000 shares authorized, none outstanding	—	—
Common Stock $.001 par value, 120,000,000 shares authorized, 49,800,756 and 48,983,735 shares outstanding, respectively	50	49
Additional paid-in capital	514,461	513,263
Accumulated deficit	(359,171)	(464,085)
Treasury stock, at cost, 2,254,953 shares in treasury	(28,182)	(28,182)
Accumulated other comprehensive loss	(8,251)	(17,389)
Total stockholders' equity	118,907	3,656
Total liabilities and stockholders' equity	$598,541	$578,983

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

TIVITY HEALTH, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues	$126,808	$100,617	$481,252	$437,714
Cost of revenue (exclusive of depreciation of $2,920, $2,633, $10,662 and $9,209, respectively included below)	77,819	53,816	278,252	250,362
Marketing expense	2,545	3,198	6,529	12,197
Selling, general and administrative expenses	12,007	12,118	41,991	42,765
Depreciation expense	3,117	2,829	11,298	9,930
Restructuring and related charges	—	1,942	—	4,358
Operating income	31,320	26,714	143,182	118,102

Interest expense	7,254	10,695	34,762	43,477
Loss on extinguishment and modification of debt	—	—	19,027	—
Other (income) expense, net	39,490	226	(44,328)	226
Total non-operating expense, net	46,744	10,921	9,461	43,703
Income (loss) before income taxes	(15,424)	15,793	133,721	74,399

Income tax expense	9,614	1,151	26,345	17,530
Income (loss) from continuing operations	$(25,038)	$14,642	$107,376	$56,869

Loss from discontinued operations, net of income tax benefit of $106, $23,676, $844 and $46,851, respectively	(308)	(26,260)	(2,462)	(280,500)
Net income (loss)	$(25,346)	$(11,618)	$104,914	$(223,631)

Earnings (loss) per share - basic:
Continuing operations	$(0.50)	$0.30	$2.17	$1.17
Discontinued operations	$(0.01)	$(0.54)	$(0.05)	$(5.75)
Net income (loss) (1)	$(0.51)	$(0.24)	$2.12	$(4.59)

Earnings (loss) per share - diluted:
Continuing operations	$(0.50)	$0.29	$2.13	$1.16
Discontinued operations	$(0.01)	$(0.53)	$(0.05)	$(5.70)
Net income (loss) (1)	$(0.51)	$(0.23)	$2.08	$(4.54)

Comprehensive income (loss)	$(21,911)	$1,211	$114,052	$(228,929)

Weighted average common shares and equivalents:
Basic	49,795	48,933	49,573	48,746
Diluted (1)	49,795	49,871	50,424	49,217

(1)	Figures may not add due to rounding.
(2)	The impact of potentially dilutive securities for the three months ended December 31, 2021 was not considered because the impact would be anti-dilutive.

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

TIVITY HEALTH, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Income from continuing operations	$107,376	$56,869
Loss from discontinued operations	(2,462)	(280,500)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on extinguishment of debt	18,237	—
Depreciation and amortization	11,298	45,887
Amortization and write-off of deferred loan costs	2,973	9,190
Amortization and write-off of debt discount	1,861	8,604
Share-based employee compensation expense	10,060	14,077
(Gain) loss on derivatives	(2,627)	14,562
Unrealized gain on investments in equity securities	(39,232)	—
Realized gain on investments in equity securities	(2,469)	—
Impairment of goodwill and intangible assets of discontinued operation	—	199,500
Loss on sale of Nutrition business	—	90,163
Deferred income taxes	3,649	(38,438)
(Increase) decrease in accounts receivable, net	(36,749)	63,239
Changes in income taxes receivable and payable	7,901	(11,401)
(Increase) decrease in other current assets	(1,549)	12,125
Decrease in accounts payable	(951)	(3,182)
Increase in accrued salaries and benefits	2,876	128
Increase (decrease) in other current liabilities	5,342	(18,765)
(Decrease) increase in deferred revenue	(1,089)	686
Other	2,678	6,703
Net cash flows provided by operating activities	$87,123	$169,447

Cash flows from investing activities:
Acquisition of property and equipment	$(14,750)	$(15,525)
Proceeds from sale of Nutrition business, net of cash transferred	2,747	558,067
Proceeds from sale of equity securities	2,728	—
Settlement on derivatives not designated as hedges	(6,697)	(1,499)
Business acquisitions, net of cash acquired	—	—
Net cash flows provided by (used in) investing activities	$(15,972)	$541,043

Cash flows from financing activities:
Proceeds from issuance of long-term debt	$398,000	$196,525
Payments of long-term debt	(502,275)	(795,100)
Deferred loan costs	(3,953)	—
Payments related to tax withholding for share-based compensation	(8,796)	(6,257)
Proceeds from exercise of stock options	686	1,025
Repurchases of common stock	(751)	—
Change in cash overdraft and other	5,685	(8,784)
Net cash flows provided by (used in) financing activities	$(111,404)	$(612,591)

Effect of exchange rate changes on cash	$—	$—
Net increase (decrease) in cash and cash equivalents	$(40,253)	$97,899

Cash and cash equivalents, beginning of period	100,385	2,486
Cash and cash equivalents, end of period	$60,132	$100,385

Supplemental disclosure of cash flow information:
Cash paid for interest	$29,465	$71,439
Cash paid for income taxes, net of refunds	$13,951	$20,433

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

TIVITY HEALTH, INC.
RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(Unaudited)

Reconciliation of Income from Continuing Operations, GAAP Basis to

Adjusted EBITDA from Continuing Operations, Non-GAAP Basis (in thousands)

	Three Months Ended December 31, 2021	% of Revenue	Three Months Ended December 31, 2020	% of Revenue
Income (loss) from continuing operations, GAAP basis	$(25,038)	(19.7%)	14,642	14.6%
Income tax expense	9,614		1,151
Interest expense	7,254		10,695
Depreciation expense	3,117		2,829
EBITDA from continuing operations, non-GAAP basis (1)	$(5,053)		$29,317
Acquisition, integration, project and CEO transition costs (2)	476		3,922
Restructuring charges (3)	—		1,942
Other (income) expense, net (4)	39,490		226
Adjusted EBITDA from continuing operations, non-GAAP basis (5)	$34,913	27.5%	$35,407	35.2%

	Year Ended December 31, 2021	% of Revenue	Year Ended December 31, 2020	% of Revenue
Income from continuing operations, GAAP basis	$107,376	22.3%	56,869	13.0%
Income tax expense	26,345		17,530
Interest expense	34,762		43,477
Depreciation expense	11,298		9,930
EBITDA from continuing operations, non-GAAP basis (1)	$179,781		$127,806
Acquisition, integration, project and CEO transition costs (2)	3,597		15,691
Restructuring charges (3)	—		4,358
Loss on extinguishment and modification of debt (6)	19,027		—
Other (income) expense, net (4)	(44,328)		226
Adjusted EBITDA from continuing operations, non-GAAP basis (5)	$158,077	32.8%	$148,081	33.8%

(1)

EBITDA from continuing operations is a non-GAAP financial measure.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider EBITDA from continuing operations in isolation or as a substitute for income from continuing operations determined in accordance with U.S. GAAP.

(2)

Acquisition, integration, project, and CEO transition costs consist of pre-tax charges of $476 and $3,922 for the three months ended December 31, 2021 and 2020, respectively, and $3,597 and $15,691 for the years ended December 31, 2021 and 2020, respectively, primarily incurred in connection with the acquisition and integration of Nutrisystem and other strategic projects and with the termination of the Company’s former CEO in February 2020 and the hiring of a new CEO in June 2020.

(3)

Restructuring charges consist of pre-tax charges of (i) $1,942 for the three months ended December 31, 2020 related to a reorganization plan to optimize for growth and execute on the Company’s new strategy; and (ii) $4,358 for the

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

year ended December 31, 2020, primarily related to optimizing for growth and executing on the Company’s new strategy and eliminating certain compensation costs in response to the COVID-19 pandemic.
(4)

Other (income) expense, net consists of a pre-tax loss of $39,490 for the three months ended December 31, 2021 comprised of (i) an unrealized loss of $41,437 on the Company’s equity ownership in Sharecare and (ii) an unrealized gain of ($1,947) related to certain interest rate swap agreements that do not qualify for hedge accounting treatment (“de-designated swaps”) and require changes in fair value to be recognized each period in current earnings.  Other (income) expense, net consists of a pre-tax gain of ($44,328) for fiscal year 2021 comprised of (i) an unrealized gain of ($39,232) and a realized gain of ($2,469) related to the Company’s equity ownership in Sharecare, and (ii) an unrealized gain of ($2,627) related to the de-designated swaps.  Other (income) expense, net for the three and twelve months ended December 31, 2020 consists of an unrealized loss of $226 related to the de-designated swaps.

(5)

Adjusted EBITDA from continuing operations is a non-GAAP financial measure.  The Company excludes acquisition, integration, project, and CEO transition costs, restructuring charges, loss on extinguishment and modification of debt, and other (income) expense from this measure because of its comparability to the Company's historical operating results.  The Company updated its definition of adjusted EBITDA during 2021 as follows: (i) during the first quarter of 2021 to exclude other (income) expense related to de-designated swaps; (ii) during the second quarter of 2021 to exclude loss on extinguishment and modification of debt; and (iii) during the third quarter of 2021 to exclude other (income) expense related to realized and unrealized gains and losses on the Company’s equity ownership in Sharecare. The Company considers such items to be outside the performance of its ongoing core business operations and believes that presenting Adjusted EBITDA excluding these items provides increased transparency as to the operating costs of its current business performance. The Company revised Adjusted EBITDA for 2020 to exclude other (income) expense incurred during the fourth quarter of 2020 related to de-designated swaps; except for this revision, the Company did not revise prior periods’ Adjusted EBITDA amounts because there were no other costs in the prior periods similar in nature to the items that were newly excluded from Adjusted EBITDA during 2021.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider Adjusted EBITDA from continuing operations in isolation or as a substitute for income from continuing operations determined in accordance with U.S. GAAP.  Additionally, because Adjusted EBITDA from continuing operations may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

Reconciliation of Income from Continuing Operations Guidance, GAAP Basis to

Adjusted EBITDA from Continuing Operations Guidance, Non-GAAP Basis (in millions)

Year Ending December 31, 2022
Income from continuing operations guidance, GAAP basis	$86.6 - $90.3
Depreciation expense	14
Interest expense	27
Income tax expense	30.4 – 31.7
EBITDA from continuing operations guidance, non-GAAP basis (6)	$158 - $163
CEO incentive and project costs (7)	3
Adjusted EBITDA from continuing operations guidance, non-GAAP basis (8)	$161 - $166

(6)

EBITDA from continuing operations guidance is a non-GAAP financial measure.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider EBITDA from continuing operations guidance in isolation or as a substitute for income from continuing operations guidance determined in accordance with U.S. GAAP.  Figures may not add due to rounding.

(7)	CEO incentive and project costs primarily relate to certain incentives awarded to the CEO during 2020 and 2022.
(8)

Adjusted EBITDA from continuing operations guidance is a non-GAAP financial measure.  The Company excludes CEO incentive and project costs from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Adjusted EBITDA from continuing operations guidance in isolation or as a substitute for income from continuing operations guidance determined in accordance with U.S. GAAP.  Additionally, because Adjusted EBITDA from continuing operations guidance may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

comparable to similarly titled measures of other companies.

Reconciliation of Net Cash Flows Provided by Operations from Former Healthcare Segment, GAAP Basis to Free Cash Flow from Former Healthcare Segment, Non-GAAP Basis (in thousands)

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Year Ended December 31, 2021	Year Ended December 31, 2020
Net cash flows provided by operations from former Healthcare segment, GAAP basis	$21,901	$8,353	$87,123	$93,400
Acquisition of property and equipment	(8,096)	(1,083)	(14,750)	(8,731)
Settlement on derivatives not designated as hedges	(1,701)	(1,499)	(6,697)	(1,499)
Proceeds from sale of equity securities	—	—	2,728	—
Free cash flow from former Healthcare segment, non-GAAP basis (9)	$12,104	$5,771	$68,404	$83,170

(9)

Free cash flow from former Healthcare segment is a non-GAAP financial measure and is defined by the Company as net cash flows provided by operating activities less acquisition of property and equipment and settlement on derivatives not designated as hedges.  The Company updated its definition of free cash flow during the fourth quarter of 2020 to exclude settlement on derivatives not designated as hedges. The Company considers these costs to be a reduction of cash available for other uses and believes that presenting free cash flow excluding settlement on derivatives provides increased transparency. During the third quarter of 2021, the Company further updated its definition of free cash flow such that it includes proceeds from the sale of equity securities as these proceeds are available to be used to support the business. The Company did not revise prior periods’ free cash flow because there were no costs similar in nature to these items. The Company believes free cash flow is a useful measure of performance and an indication of the strength of the Company and its ability to generate cash.  The Company believes it is useful to investors to provide disclosures of its results on the same basis as that used by management.  You should not consider free cash flow from former Healthcare segment in isolation or as a substitute for net cash flows provided by operating activities determined in accordance with U.S. GAAP. Additionally, because free cash flow may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Cash Flows Provided by Operations Guidance, GAAP Basis to

Free Cash Flow Guidance, Non-GAAP Basis (in millions)

Year Ending December 31, 2022
Net cash flows provided by operations guidance, GAAP basis	$102.0 – 107.0
Acquisition of property and equipment	(20 - 15)
Settlement on derivatives not designated as hedges	(5)
Free cash flow guidance, non-GAAP basis (10)	$77 – 87

(10)

Free cash flow guidance is a non-GAAP financial measure and is defined by the Company as net cash flows provided by operating activities less acquisition of property and equipment and settlement on derivatives not designated as hedges.  The Company’s guidance does not include potential future proceeds from sale of equity securities as the Company is not able to predict the timing or amount of such sales. The Company believes free cash flow is a useful measure of performance and an indication of the strength of the Company and its ability to generate cash.  The Company believes it is useful to investors to provide disclosures of its results and guidance on the same basis as that used by management.  You should not consider free cash flow guidance in isolation or as a substitute for net cash flows provided by operating activities guidance determined in accordance with U.S. GAAP. Additionally, because free

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

cash flow may be defined differently by other companies in the Company’s industry, the non-GAAP financial measure presented here may not be comparable to similarly titled measures of other companies.

Reconciliation of Diluted Earnings Per Share (“EPS”) from Continuing Operations, GAAP Basis to

Adjusted EPS from Continuing Operations, Non-GAAP Basis (footnote amounts in thousands)

	Three Months Ended Dec. 31, 2021	Three Months Ended Dec. 31, 2020	Year Ended Dec. 31, 2021	Year Ended Dec. 31, 2020
EPS from continuing operations, GAAP basis	$(0.50)	$0.29	$2.13	$1.16
Net loss attributable to acquisition, integration, project, CEO transition, and restructuring costs (11)	0.01	0.09	0.05	0.31
Net loss attributable to loss on extinguishment and modification of debt (12)	—	—	0.28	—
Net income per share attributable to other (income) expense, net (13)	0.80	—	(0.87)	—
Adjusted EPS from continuing operations, GAAP basis (14)	$0.30	$0.39	$1.60	$1.46

(11)

Net loss attributable to acquisition, integration, project, CEO transition, and restructuring costs consists of pre-tax charges of $476 and $5,864 for the three months ended December 31, 2021 and 2020, respectively, and $3,597 and $20,049 for the years ended December 31, 2021 and 2020, respectively.  These costs primarily related to the acquisition and integration of Nutrisystem and other strategic projects, the termination of the Company’s former CEO in February 2020 and hiring of a new CEO in June 2020, and restructuring activities as described in Note 3 above.  The tax rate applied to these charges was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(12)

Net income attributable to other (income) expense consists of pre-tax loss of $39,490 and $226 for the three months ended December 31, 2021 and 2020, respectively, and pre-tax (income) loss of ($44,328) and $226 for the years ended December 31, 2021 and 2020, respectively, related to the Company’s equity ownership in Sharecare and the Company’s de-designated swaps, as described in Note 4 above.  The tax rate applied to the (income) loss related to the de-designated swaps was 25%, which represented the combined estimated U.S. federal and state statutory tax rate. There is no net tax impact on the (income) loss related to the Company’s equity ownership in Sharecare due to the existence of valuation allowances for deferred tax assets related to capital loss carryforwards.

(13)

Net loss attributable to loss on extinguishment and modification of debt consists of pre-tax charges of $19,027 for the year ended December 31, 2021 related to the Company’s entering into a new credit facility on June 30, 2021.  The tax rate applied to this loss was 25%, which represented the combined estimated U.S. federal and state statutory tax rate.

(14)

Adjusted EPS from continuing operations is a non-GAAP financial measure.  The Company excludes net (income) loss per share attributable to acquisition, integration, project, CEO transition, and restructuring costs, loss on extinguishment and modification of debt, and other (income) expense from this measure because of its comparability to the Company's historical operating results.  The Company updated its definition of adjusted EPS during 2021 as follows: (i) during the first quarter of 2021 to exclude other (income) expense related to de-designated swaps; (ii) during the second quarter of 2021 to exclude loss on extinguishment and modification of debt; and (iii) during the third quarter of 2021 to exclude other (income) expense related to realized and unrealized gains and losses on the Company’s equity ownership in Sharecare. The Company considers such items to be outside the performance of its ongoing core business operations and believes that presenting adjusted EPS excluding these items provides increased transparency as to the operating costs of its current business performance. The Company revised adjusted EPS for 2020 to exclude other (income) expense incurred during the fourth quarter of 2020 related to de-designated swaps; except for this revision, the Company did not revise prior periods’ adjusted EPS amounts because there were no other costs in the prior periods similar in nature to the items that were newly excluded from adjusted EPS during 2021.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider adjusted EPS from continuing operations in isolation or as a substitute for EPS from continuing operations determined in accordance with U.S. GAAP.  Additionally, because adjusted EPS from continuing operations may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other

TVTY Reports Fourth Quarter and Full Year Results

February 24, 2022

companies. Figures may not add due to rounding.

Reconciliation of EPS from Continuing Operations Guidance, GAAP Basis to Adjusted EPS from Continuing Operations Guidance, Non-GAAP Basis (footnote amounts in thousands)

Year Ending December 31, 2022
EPS from continuing operations guidance, GAAP basis	$1.70 - $1.79
Net loss per share attributable to CEO incentive and project costs (15)	0.04
Adjusted EPS from continuing operations guidance, non-GAAP basis (16)	$$1.75 – 1.84

(15)

Net loss per share attributable to CEO incentive and project costs consists of pre-tax charges of $3,000 for the year ending December 31, 2022.  These costs primarily relate to certain incentives awarded to the CEO during 2020 and 2022.  The tax rate applied to these charges was 25%, which represents the combined estimated U.S. federal and state statutory tax rate.

(16)

Adjusted EPS from continuing operations guidance is a non-GAAP financial measure.  The Company excludes net loss per share attributable to CEO incentive and project costs from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider adjusted EPS from continuing operations guidance in isolation or as a substitute for EPS from continuing operations guidance determined in accordance with U.S. GAAP.  Additionally, because adjusted EPS from continuing operations guidance may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other companies.  Figures may not add due to rounding.

Reconciliation of Total Debt, GAAP Basis

to Net Debt, Non-GAAP Basis (in thousands)

	December 31, 2021	December 31, 2020
Total debt, GAAP basis	$380,504	$466,706
Cash and cash equivalents	(60,132)	(100,385)
Net debt, non-GAAP basis (17)	$320,372	$366,321

(17)

Net debt is a non-GAAP financial measure.  The Company excludes cash and cash equivalents from this measure and believes that net debt is an important measure to monitor its leverage and evaluate the balance sheet. The Company believes it is useful to investors to provide disclosures of its financial position on the same basis as that used by management.  You should not consider net debt in isolation or as a substitute for total debt determined in accordance with U.S. GAAP.  Additionally, because net debt may be defined differently by other companies in the Company’s industry, the non-GAAP financial measures presented here may not be comparable to similarly titled measures of other companies.